Exhibit 10.4

Agreed Form

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between Scancell Holdings plc, a public limited company incorporated in England and Wales under company number 06564638 with its registered office at Bellhouse Building, Sanders Road, Oxford Science Park, Oxford OX4 4GD, United Kingdom (“Parent”), and [●], a [●], as Rights Agent (as defined herein).

RECITALS

A. Parent, Scancell Merger Sub, Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and Neuphoria Therapeutics Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of July 23, 2026 (as it may be amended, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned indirect Subsidiary of Parent.

B.  Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent has agreed to provide to the Holders (as defined herein) certain contingent value rights as hereinafter described.

C.  Parent has done all things reasonably necessary to make the contingent value rights, when issued hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

Now, Therefore, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:

Article 1

DEFINITIONS

1.1  Definitions.

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:

“2007 Trust” means the statutory trust arising by operation of the Participants Agreement, under which Cancer Therapeutics CRC Pty Ltd held the legal title to all Net Commercialisation Income (as defined in the Participants Agreement) received as trustee until 30 June 2014, upon Cancer Therapeutics CRC Pty Ltd ceasing to act as management company of the CRC.

“2014 Trust” means the statutory trust arising by operation of the Participants Agreement in a similar manner as the 2007 Trust, governing all Centre IP (as defined in the Participants Agreement) generated and Net Commercialisation Income (as defined in the Participants Agreement) received from 1 July 2014, upon the succession of Cancer Therapeutics CRC Pty Ltd by CTx CRC Ltd as trustee, until 30 June 2020.

“Acting Holders” means, at any time, the registered Holders of more than 25% of the total number of CVRs outstanding at such time, as set forth on the CVR Register, other than for the purposes of Section 6.7, when the applicable percentage will be 10%.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.6.

“Bionomics” means Bionomics Pty Limited (previously called Bionomics Limited), a company incorporated in Australia under ASIC number 075582740.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England and New York, New York are authorized or obligated by Law to be closed.

“CRC” means Cancer Therapeutics CRC Pty Ltd.

“CRC Commercialisation License Agreements” means (i) all Commercialisation License Agreements (as such term is defined in the Participants Agreement) that have been entered into prior to the Effective Date, including the Pfizer License Agreement, (ii) the 2007 Trust, and (iii) the 2014 Trust.

“CVR” means a contingent contractual right of Holders to receive the CVR Payments pursuant to this Agreement.

“CVR Payment” means (i) a cash payment equal to 100% of the Net Proceeds actually received by Parent or any of its Affiliates during a CVR Payment Period and (ii) an R&D Tax Credit Payment.

“CVR Payment Period” means an annual period (or portion thereof) beginning on the Effective Date and ending on 31 December of any given calendar year during the CVR Term; provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date.

“CVR Register” has the meaning set forth in Section 2.2(b).

“CVR Term” means:

(a)  in respect of each product in respect of which the Company or any of its Affiliates has any entitlement to receive milestones, royalties or other payments pursuant to a Partner Agreement or any Disposition Agreement; and

(b)  in respect of the R&D Tax Claim,

the period beginning on the Effective Date and ending upon the fifteenth (15th) anniversary of the Effective Date.

“Disposition” means one or more sale, licence, assignment, transfer or other disposition by Parent or any of its Affiliates of any interest in any Merck IP to a third party during the CVR Term.

“Disposition Agreement” means a definitive binding contract providing for a Disposition.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, right of first refusal, option or other encumbrance of any kind in respect of such property or asset.

“Existing Tax Assets” means any net operating loss carryforwards and other Tax attributes of the Company and its Subsidiaries, in each case as of the Effective Date.

“Gross Proceeds” means, without duplication, 100% of all cash and equity consideration that is received by Parent or any of its Affiliates during the CVR Term with respect to any upfront, milestone, royalty and other payments received under a Partner Agreement and/ or any Disposition Agreement plus the balance of the Maintenance Fund remaining at the expiry of the final CVR Payment Period; provided, that Gross Proceeds shall not include any amounts that are Incidental Benefits. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (x) if a value is ascribed to any such securities in connection with such Disposition, such value so ascribed, (y) if no value was ascribed, then the value of securities that have an established public market shall be equal to the volume weighted average of their closing market prices for the five (5) trading days ending the day prior to the date of payment to or receipt by Parent or any of its Affiliates and (z) if no value was ascribed, then the value of securities that have no established public market shall be the fair market value of such securities, as reasonably determined by the Board of Directors of Parent, as of the date of receipt; provided further, that Parent may elect, upon prompt notice to the Company after receipt of consideration, to have any securities or other non-cash property be deemed as Gross Proceeds only upon the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation of such securities or other non-cash property.

“Holder” means, at the relevant time, a Person in whose name one or more CVRs are registered in the CVR Register.

“Holder Representative” means [●].

“Incidental Benefits” means, other than to the extent already included as a Permitted Deduction, any amounts paid to, received or realized by Parent or any of its Affiliates that are:

(a)  Tax attributes, Tax refunds, Tax credits, Tax deductions or other Tax benefits (including net operating losses, basis increases, amortization or depreciation deductions, or reductions in Tax liability); provided, that, for the avoidance of doubt, this shall not prevent Existing Tax Assets from reducing Taxes as and to the extent described in clause (a) of the definition of Permitted Deductions; and

(b)  reimbursements or payments for research, development, clinical, regulatory, manufacturing, goods, commercialization, patent or other costs or services.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Loss” has the meaning set forth in Section 3.2(g).

“Maintenance Fund” has the meaning set forth in the definition of Permitted Deductions.

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of July 8, 2025, by and among Parent, Recursion Pharmaceuticals, Inc. and other parties thereto.

“Merck” means Merck Sharp & Dohme Corp.

“Merck Research and Collaboration Agreement” means the Research Collaboration and License Agreement between Merck and Bionomics dated 23 June 2014, as amended on 2 October 2015, 23 June 2016, 23 December 2016, 26 April 2017 and 14 March 2025.

“Merck IP” means any of the (i) proprietary information and materials; (ii) patents and patent applications; (iii) marketing authorisations and (iv) any other intellectual property or know-how licensed to Merck pursuant to the Merck Research and Collaboration Agreement.

“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent not inconsistent with the terms of this Agreement, in a manner consistent with Parent’s accounting practices and the most recent annual audited financial statements filed with the Securities and Exchange Commission, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice” has the meaning set forth in Section 6.1.

“Officer’s Certificate” means a certificate signed by the chief executive officer and the chief financial officer of Parent, in their respective official capacities.

“Participants Agreement” means the Participants Agreement between Cancer Therapeutics CRC Pty Ltd, Bionomics Ltd, Cancer Research Technology Ltd, Commonwealth Scientific and Industrial Organisation, Griffith University, Millipore Australia Pty Limited, Monash University, Peter MacCallum Cancer Institute (trading as the Peter MacCallum Cancer Centre), St Vincent's Institute of Medical Research, The Cancer Council Victoria and The Walter and Eliza Hall Institute of Medical Research dated 1 July 2007 as amended on 1 September 2007.

“Partner Agreement” means each of the Participants Agreement, the CRC Commercialisation License Agreements and the Merck Research and Collaboration Agreement.

“Permitted Deductions” means the sum of:

(a)  any applicable Tax (including any applicable value added or sales taxes and any related interest, penalties, additions to Tax or similar charges other than any interest or penalties due to the default of Parent or its Affiliates) imposed on Gross Proceeds or otherwise payable by Parent or any of its Affiliates in respect of Gross Proceeds and, without duplication, any income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or any of its Affiliates but for the Gross Proceeds, including any Taxes arising from the distribution of cash or property to Parent or its Affiliates to perform the obligations pursuant to this Agreement; provided, that, for the avoidance of doubt, income or similar Taxes payable by Parent or any of its Affiliates shall take into account the use of Existing Tax Assets to the extent more likely than not available (as reasonably determined by Parent) to reduce income or similar Taxes in respect of Gross Proceeds, but shall not take into account any other net operating loss carryforwards or other Tax attributes of Parent and its Affiliates (including the Company and its Subsidiaries), and the Existing Tax Assets shall be deemed to apply, to the extent more likely than not available (as reasonably determined by Parent) to reduce income or similar Taxes in respect of Gross Proceeds, after the Existing Tax Assets are first applied to any other income or gain of the Company and its subsidiaries;

(b)  any documented costs and expenses reasonably and properly incurred by Parent or any of its Affiliates in respect of (i) its performance of this Agreement following the Effective Date, or (ii) its performance of any Partner Agreement or Disposition Agreement (in each case, to the extent such expenses are not specifically included in the determination of the Closing Net Cash in accordance with the Merger Agreement), including any contractual expenses or any documented out-of-pocket costs in respect of head licenses for sublicensed technology, the development or prosecution, maintenance or enforcement by Parent or any of its Affiliates of intellectual property rights arising under any Partner Agreement, or the performance of any services or the supply of any goods under any Partner Agreement or Disposition Agreement, but excluding any costs related to a breach of this Agreement by Parent;

(c)  any reasonable and documented costs and expenses incurred by Parent or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition Agreement and any related business development related efforts with respect to the Merck IP during the CVR Term, including the cost of all Parent and its Affiliates’ personnel charged by reference to their full time employment rate;

(d)  any Losses incurred by Parent or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Partner Agreement or Disposition Agreement including indemnification payments actually made by, and any litigation costs incurred by, Parent or any of its Affiliates pursuant to any Partner Agreement or Disposition Agreement;

(e)  any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment; and

(f)  such amount as is required to ensure that Parent retains on its balance sheet throughout the CVR Term, a maintenance fund of $100,000 in connection with the covenants given by Parent in Section 4.3 (the “Maintenance Fund”), with such amount to be notified by Parent to the Holder Representative in writing at least five (5) Business Days prior to any CVR Payment being made.

“Permitted Transfer” means a transfer of CVRs (i) upon death of a Holder by will or intestacy, (ii) pursuant to a court order, (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, or (v) as provided in Section 2.5.

“Person” means any individual, corporation, partnership, joint venture, estate, trust, company, limited liability company, firm, society or other enterprise, association, organization, or any other entity not specifically listed herein, including any governmental authority.

“Pfizer License Agreement” means the agreement pursuant to which CRC grants to Pfizer a license in relation to certain intellectual property rights covering KAT6.

“Pro Rata Share” means, with respect to any Holder, the quotient obtained by dividing (i) the aggregate number of CVRs held by such Holder by (ii) the aggregate number of outstanding CVRs held by all Holders, in each case, as reflected in the CVR Register.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have been appointed pursuant to Article 3 of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“R&D Tax Credit Payment” means 100% of any cash payment received by Bionomics from the applicable tax authority in relation to the R&D Tax Claim minus any (i) reasonable and documented expenses incurred by Parent or any of its Affiliates during the CVR Term in connection with the preparation and submission of the R&D Tax Claim and any related correspondence with the applicable tax authority and (ii) any deduction arising in respect of limb (a) of Permitted Deductions.

“R&D Tax Claim” means the R&D tax incentive application lodged or to be lodged with the Australian Department of Industry, Innovation and Science by Bionomics in respect of research activities undertaken by Bionomics during the financial year ending 30 June 2026 and, to the extent lodged following the date of this Agreement, in a form approved by Parent, acting reasonably.

“Securities Act” means the Securities Act of 1933, as amended.

“Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Parent, signed on behalf of Parent, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.

An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such entity.

Article 2

CONTINGENT VALUE RIGHTS

2.1  Holders of CVRs; Appointment of Rights Agent.

(a)  The CVRs represent the contractual rights of Holders to receive the aggregate CVR Payments from Parent pursuant to this Agreement. The initial Holders shall be the holders of Company Common Stock as of the close of business on the last Business Day prior to the day on which the Effective Time occurs (the “Record Date”). One CVR will be issued with respect to each share of Company Common Stock that is outstanding as of the close of business on the Record Date.

(b)  Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2  No Certificate; Registration; Registration of Transfer; Change of Address.

(a)  Holders’ rights and obligations in respect of the CVRs derive solely from this Agreement. The CVRs will not be evidenced by a certificate or other instrument.

(b)  The Rights Agent will create and maintain a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs, (ii) determining the Holders’ entitlement to CVRs and (iii) registering the CVRs and Permitted Transfers thereof. The CVR Register will be created, and CVRs will be distributed, pursuant to the written instructions to the Rights Agent from Parent that are consistent with the terms set out in this Agreement. Except for the obligations to the Rights Agent and the Holder Representative set forth herein, neither Parent nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.

(c)  Subject to the restrictions on transferability set forth in Section 2.6, every request made to transfer CVRs must be in writing and accompanied by a written instrument of transfer reasonably acceptable to the Rights Agent, together with other requested documentation in a form reasonably satisfactory to the Rights Agent, duly executed and properly completed, as applicable, by the Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination in accordance with its own internal procedures, that the transfer instrument is in proper form and otherwise complies on its face with the other terms and conditions of this Agreement (including the provisions in Section 2.6), register the transfer of the applicable CVRs in the CVR Register. All transferred CVRs registered in the CVR Register will be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Parent and the Rights Agent may each require payment by the applicable Holder of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence from the applicable Holder that such Taxes and charges are not applicable). No transfer of CVRs shall be valid until registered in the CVR Register and unless such transfer would not violate the Securities Act. Any putative transfer not duly registered in the CVR Register or in violation of the Securities Act shall be void.

(d)  A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register. The Holder Representative or the Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Holder Representative or the Acting Holders, as appropriate.

2.3  Payment Procedures.

(a)  No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Parent shall deliver to the Rights Agent a Payment Statement for such CVR Payment Period. Concurrent with the delivery of each Payment Statement, on the terms and conditions of this Agreement, Parent shall pay the Rights Agent in U.S. dollars an amount equal to the CVR Payment for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any Payment Statement is less than $250,000, no CVR Payment shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payments shall be at least $250,000 or (ii) the final CVR Payment Period. Parent will cause an amount equal to such CVR Payment to be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent (for further distribution to the Holders in accordance with the terms hereof) not less than ten (10) Business Days prior to the date of the applicable payment.

(b)  Upon receipt of the wire transfer referred to in Section 2.3(a), the Rights Agent will promptly (and in any event within 10 Business Days) pay, by check mailed, first-class postage prepaid, to the address of each Holder set forth in the CVR Register at such time or by other method of delivery as specified by the applicable Holder in writing to the Rights Agent, an amount in cash equal to such Holder’s Pro Rata Share of the applicable CVR Payment.

(c)  With respect to any Net Proceeds that are paid to Parent or its Affiliates, Parent shall have no further liability in respect of the respective CVR Payment upon delivery of the relevant funds to the Rights Agent in accordance with Section 2.3(a).

(d)  Parent and the Rights Agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts required to be paid or distributed under this Agreement (including any CVR Payment payable pursuant to this Agreement), such amounts as Parent and the Rights Agent reasonably determine they are required to deduct and withhold with respect to the making of such payment or distribution (including in respect of the distribution of CVRs) under any provision of applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid or distributed to the Holder in respect of which such deduction and withholding were made. The Rights Agent will solicit from each Holder a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, at or prior to any distribution or other payment to such Holder under this Agreement.

(e)  Any portion of a CVR Payment that remains undistributed to the Holders on the date that is twelve months after the Rights Agent’s receipt of the applicable Payment Statement (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), and any Holder will thereafter look only to Parent for payment of such CVR Payment (which shall be without interest).

(f)  If any CVR Payment (or portion thereof) remains unclaimed by a Holder on the date that is six years after the Rights Agent’s receipt of the applicable Payment Statement or the CVR Payment (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any governmental authority), then: (i) such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Parent and will be transferred to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor, (ii) the CVRs to which such payment relates shall be deemed abandoned in accordance with Section 2.5 and shall no longer be deemed outstanding for any purpose (including for purposes of calculating each Holder’s Pro Rata Share) and (iii) the amount equal to the amount of the unclaimed CVR Payment will be applied as a reduction to Permitted Deductions. Neither Parent nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or a public official. Prior to any CVR Payment (or portion thereof) becoming the property of Parent pursuant to this Section 2.3(f), Parent shall take commercially reasonable steps to locate any Holder to whom such payment is owed, including by sending written notice(s) to the last known address of such Holder.

2.4  No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)  CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs.

(b)  CVRs will not represent any equity, loan capital or ownership interest in Parent or any of its Affiliates. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof.

(c)  Neither Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs, nor does Parent or its Affiliates guarantee that Holders will receive any payments under this Agreement or in connection with the CVRs. This Section 2.4(c) is an essential and material term of this Agreement.

2.5  Ability to Abandon CVR. A Holder may at any time, at such Holder’s option or upon the failure to claim payment under Section 2.3(f), abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Parent or a Person nominated in writing by Parent (with written notice thereof from Parent to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. No such notice to the Rights Agent shall be required in the case of abandonment due to the failure to claim payment under Section 2.3(f). Nothing in this Agreement is intended to prohibit Parent or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.

2.6  Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange. Any purported transfer of a CVR other than through a Permitted Transfer shall be null and void ab initio.

2.7  Tax Matters. Except to the extent any portion of a CVR Payment is required to be treated as interest pursuant to applicable Law, Parent, its Affiliates (including the Company and its Subsidiaries) and the Holder Representative intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Company Common Stock will be treated as additional consideration paid with respect to such Company Common Stock in the Merger, (ii) any CVR Payments received in respect of such CVRs are treated as payments with respect to the applicable CVRs, and (iii) any CVR Payment paid in respect of any Company Equity Award will be treated as compensation in the year in which the CVR Payment is made (and not upon the receipt of such CVR). Parent and its Affiliates (including the Company and its Subsidiaries) shall (and shall instruct the Rights Agent to) report to the extent required by applicable Law for all Tax purposes in a manner consistent with the foregoing, and none of the parties will take any position to the contrary on any U.S. federal, state and local Tax returns or for other U.S. federal and applicable state and local income tax purposes, unless otherwise required by changes in applicable Law or a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

Article 3

THE RIGHTS AGENT

3.1  Certain Duties and Responsibilities.

(a)  The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.

(b)  The Rights Agent will not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any Person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent. Without prejudice to the rights of the Holder Representative and Acting Holders pursuant to this Agreement, all rights of action under this Agreement may be enforced (but shall not be required to be enforced) by the Rights Agent, any claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent will be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.

3.2  Certain Rights of Rights Agent.

(a)  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.

(b)  The Rights Agent may rely and will be protected by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by or on behalf of Parent.

(c)  Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate and (ii), in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.

(d)  The Rights Agent may engage and consult with counsel of its selection, and the written advice or opinion of such counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e)  Any permissive rights of the Rights Agent hereunder will not be construed as a duty.

(f)  The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g)  Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost, indebtedness, obligation, claim, deficiency, guaranty, endorsement or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(g) shall not apply to (i) income, receipt, franchise or similar Taxes, (ii) any Taxes imposed due to the Rights Agent’s connection with the jurisdiction imposing such Taxes (other than any connection caused solely by this Agreement or the Rights Agent performing, enforcing or receiving payments under this Agreement), or (iii) any Taxes imposed due to the failure of the Rights Agent to provide any form, document or certificate that would have reduced or eliminated the amount of withholding taxes (“Excluded Taxes”).

(h)  In addition to the indemnification provided under Section 3.2(g), Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and properly documented out-of-pocket expenses, including all stamp and transfer Taxes (excluding any Excluded Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.3(a) or Section 3.2(g), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.

(i)  No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(j)  The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.

(k)  Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person.

(l)  The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(m)  Parent shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(n)  The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Parent only.

(o)  The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent.

(p)  The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(q)  The obligations of Parent under this Section 3.2 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3  Resignation and Removal; Appointment of Successor.

(a)  The Rights Agent may resign at any time by written notice to Parent. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least 30 days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.

(b)  Parent will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least 30 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)  If the Rights Agent resigns, is removed or becomes incapable of acting, Parent will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent at the cost of Parent, which cost shall be deducted from the Gross Proceeds. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d)  Parent will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 6.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

(e)  Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Parent will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f)  The Rights Agent will reasonably cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent; but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.

3.4  Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided, that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4

COVENANTS

4.1  List of Holders. Parent will furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders within 21 calendar days following the Effective Date.

4.2  Audit Rights. Until the Termination Date and for a period of one year thereafter, Parent shall keep, and shall require its Affiliates to keep, complete and accurate books and records that may be necessary for the purpose of calculating the CVR Payments payable under this Agreement. The Holder Representative shall have the right to appoint an independent accounting firm to perform, on behalf of all Holders, an inspection of such books and records for the sole purpose of determining the CVR Payments payable hereunder, subject to the prior execution and delivery of a reasonable confidentiality agreement by such accounting firm. Upon at least ten Business Days’ prior written notice from the Holder Representative, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with Parent’s normal business activities. Such audit shall not be performed more frequently than once per calendar year. If the audit reveals an overpayment, Parent shall be entitled to withhold such amount from future payments of CVR Payments. If the audit reveals an underpayment, Parent shall promptly (and in any event within 30 days) remit such amount to the Rights Agent for distribution to the Holders. Parent shall pay the audit costs if the audit reveals an underpayment; otherwise, the cost of such audit shall be a Permitted Deduction.

4.3  Covenants of Parent.

(a)  Maintenance of Partner Agreements. Subject to Section 4.3(b), Parent shall, and shall procure that its Affiliates shall, maintain in good standing throughout the shorter of (i) the CVR Term and (ii) the term of the applicable Partner Agreement, all licenses, permits, registrations, and intellectual property rights relating to such Partner Agreement. Parent shall, and shall cause each of its Affiliates to, maintain and use commercially reasonable efforts to enforce Parent’s and such Affiliate’s rights under, and comply with all of Parent’s or such Affiliate’s contractual obligations under, such Partner Agreement, save that Parent shall not be required to take any enforcement action to the extent that the Parent board of directors determines in good faith, that such enforcement action may reasonably be considered to constitute a breach of the fiduciary duties of the Parent board of directors. Any costs incurred by Parent or such Affiliate pursuant to this Section 4.3(a) will constitute Permitted Deductions.

(b)  Maintenance for the purposes of a Disposition Agreement. Following any termination or expiration of the Merck Research and Collaboration Agreement, Parent shall and shall procure that its Affiliates shall, use commercially reasonable efforts to maintain in good standing for the longer of (i) 9 months after the date of such termination or expiration of the Merck Research and Collaboration Agreement (such 9 month period the “Merck Disposition Period”) and (ii) six (6) months after the date on which a negotiation in respect of a potential Disposition Agreement that commenced during the Merck Disposition Period began, all licenses, permits, registrations and intellectual property rights relating to the Merck IP.

(c)  Enforcement of terms of Merck Research and Collaboration Agreement. Following termination of the Merck Research and Collaboration Agreement, Parent shall use commercially reasonable efforts to enforce its rights under the Merck Research and Collaboration Agreement relating to consequences of termination, save that Parent shall not be required to take any enforcement action to the extent that the Parent board of directors determines in good faith, that such enforcement action may reasonably be considered to constitute a breach of the fiduciary duties of the Parent board of directors.

(d)  No Negative Acts. Parent shall not, and shall procure that its Affiliates shall not, take any action (or deliberately omit to take any action) with the specific intention of minimizing, reducing or delaying CVR Payments to Holders; and

(e)  Reporting and Information Rights. To the extent reasonably requested by the Holder Representative, and subject to the terms of the applicable Partner Agreement, Parent and each of its Affiliates shall exercise its rights under a Partner Agreement in order to obtain any notices, records, files, documents, reports, correspondence, studies, or other information to which it is entitled under the terms of a Partner Agreement and will share such information with the Holder Representative, subject to the receipt of appropriate confidentiality undertakings from the Holder Representative.

(f)  Cooperation with Holder-Proposed Disposition. Where the Holder Representative or any Holder or Holders holding more than 5% of the CVRs outstanding at such time has identified a bona fide potential counterparty in respect of a proposed Disposition during the Merck Disposition Period and has notified Parent during the Merck Disposition Period thereof in writing, setting out in reasonable detail the identity of the proposed counterparty and the proposed principal commercial terms of the Disposition, Parent shall use good faith efforts to facilitate the negotiations and the execution of a commercially reasonable Disposition Agreement for up to six (6) months after such notification has been provided to Parent, which efforts shall include:

(i)  making available to the proposed counterparty, subject to the prior execution and delivery by such counterparty of a customary non-disclosure agreement in favour of Parent on terms satisfactory to Parent (acting reasonably) and any ongoing obligations of confidentiality owed by Parent or any of its Affiliates to Merck, such information relating to the Merck IP as is reasonably necessary for the proposed counterparty to conduct an evaluation of the proposed Disposition;

(ii)  making suitably qualified and experienced internal personnel reasonably available to engage with the proposed counterparty in connection with negotiation of the Disposition Agreement and requiring such personnel to engage in good faith negotiation and Disposition Agreement drafting activities;

(iii)  responding in good faith and within a reasonable time to any written questions or requests for information from the Holder Representative, the relevant Holder(s) or the proposed counterparty in connection with the proposed Disposition, to the extent Parent is reasonably able to do so; and

(iv)  entering into a commercially reasonable Disposition Agreement reached with the proposed counterparty provided that Parent shall not be required to provide any representations and warranties in respect of the Merck IP, other than the absence of Encumbrances having been created with the agreement of Parent or its Affiliates following the Effective Date,

Provided that, for the avoidance of doubt (i) any reasonable and documented costs and expenses, including any costs of Parent and its Affiliates’ personnel, incurred by Parent or any of its Affiliates in connection with its performance of this Section 4.3(f) shall constitute Permitted Deductions pursuant to clause (c) of the definition of Permitted Deductions and (ii) to the extent more than one proposal for a Disposition is received before any Disposition Agreement is executed during the Merck Disposition Period or the six (6) month negotiation period referred to above, Parent will be entitled determine which Disposition to proceed with based on its reasonable assessment of which Disposition is likely to be more beneficial for Holders as a whole.

4.4  From and after the Effective Time, except as the Holder Representative shall otherwise consent in writing (in the Holder’s Representative’s sole discretion), Parent shall not, and shall cause each of its Affiliates not to, during the CVR Term:

(a)  terminate any Partner Agreement;

(b)  amend or modify, unless any such amendment or modification does not materially adversely affect the interests of the Holders, any Partner Agreement;

(c)  subject always to the fiduciary duties of the Parent board of directors, commence a voluntary case under any foreign, federal or state bankruptcy, insolvency or other similar Law now or hereafter in effect with respect to Parent, Merger Sub or Bionomics;

(d)  subject always to the fiduciary duties of the Parent board of directors, consent to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such Law with respect to Parent, Merger Sub or Bionomics; or

(e)  subject always to the fiduciary duties of the Parent board of directors, consent to the appointment of, or the taking of possession by, a receiver, trustee or other custodian for all or a substantial part of the properties of Parent, Merger Sub or Bionomics.

4.5  No Conflict. Parent will not, and will cause each of its Affiliates not to, enter into any agreement with any Person that is, or otherwise take any actions or inactions, in conflict with this Agreement in any material respect or materially adversely affect the performance of its obligations under this Agreement.

Article 5

AMENDMENTS

5.1  Amendments Without Consent of Holders or Rights Agent.

(a)  Parent, at any time and from time to time, may enter into one or more amendments to this Agreement for any of the following purposes, without the consent of any of the Holders or the Rights Agent (subject to Section 5.3), provided, that if any such amendment(s) (individually or in the aggregate) impairs or adversely affects the rights of the Holders hereunder, such amendment shall also require the prior written consent of the Holders in accordance with Section 5.2:

(i)  to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)  to evidence the succession of another Person to Parent and the assumption of any such successor of the covenants of Parent outlined herein in a transaction contemplated by Section 6.6;

(iii)  to add to the covenants of Parent such further covenants, restrictions, conditions or provisions for the protection and benefit of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv)  to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(v)  as may be necessary to ensure that CVRs are not subject to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations made thereunder, or any applicable state securities or “blue sky” laws;

(vi)  as may be necessary to ensure that Parent is not required to produce a prospectus or an admission document in relation to the CVRs in order to comply with applicable Law;

(vii)  to cancel CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.5 or (ii) following a transfer of such CVRs to Parent or its Affiliates in accordance with Section 2.2 and Section 2.6;

(viii)  as may be necessary to ensure that Parent complies with applicable Law; or

(ix)  to effect any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not adversely affect the interests or rights under this Agreement of any such Holder.

(b)  Promptly after the execution by Parent of any amendment pursuant to this Section 5.1, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

5.2  Amendments with Consent of Holders.

(a)  In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Acting Holders, Parent and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.

(b)  Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 6.2.

5.3  Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Parent which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement, amendment or other modification to this Agreement shall be effective unless duly executed by the Rights Agent.

Article 6

MISCELLANEOUS

6.1  Notices to Rights Agent and to Parent. All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and delivered personally, by FedEx or other internationally recognized overnight courier service or, except with respect to any Notice from any Holder, by email. Such Notice shall be deemed given (a) on the date of delivery, if delivered in person or by e-mail (upon confirmation of receipt) prior to Article 5:00 p.m. in the time zone of the receiving party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving party or (b) on the first Business Day following the date of dispatch, if delivered by FedEx or by other internationally recognized overnight courier service (upon proof of delivery), addressed as follows:

if to the Rights Agent, to:

[●]
[●]
[●]
Attention: [●]

E-mail: [●]

if to Parent, to:

Bellhouse Building, Sanders Road, Oxford Science Park,

Oxford OX4 4GD, United Kingdom

Attention: [***]

E-mail: [***]

if to Holder Representative, to:

[●]
[●]
[●]
Attention: [●]

E-mail: [●]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Parent shall deliver a copy of any and all notices, written instruments and any other information delivered to the Rights Agent hereunder to the Holder Representative concurrently with such delivery to the Rights Agent, addressed to the Holder Representative at the address set out above or as notified to Parent in writing from time to time.

6.2  Notice to Holders. All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.

6.3  Entire Agreement. As between Parent and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

6.4  Successor Substituted. Upon any consolidation of or merger by Parent with or into any other Person, or any conveyance, transfer or lease of substantially all of the properties and assets of Parent to any Person, the surviving Person or acquiring Person (as applicable) shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Parent under this Agreement with the same effect as if such Person had been named as Parent herein.

6.5  Merger or Consolidation or Change of Name of Rights Agent. Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 6.5.

6.6  Successors and Assigns. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Parent and the Rights Agent and their respective successors and assigns. Except for assignments to its Affiliates and as provided in Section 6.5, the Rights Agent may not assign this Agreement without Parent’s prior written consent. Subject to Section 5.1(a)(ii) and Section 6.4 hereof, Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Parent is merged or consolidated, or any entity resulting from any merger or consolidation to which Parent shall be a party (each, an “Assignee”); provided, however, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by Parent of its obligations hereunder (to the extent Parent exists following such assignment). Parent or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 6.6 will be void ab initio and of no effect.

6.7  Benefits of Agreement; Action by Acting Holders. Nothing in this Agreement, express or implied, will give to any Person (other than Parent, the Rights Agent, the Holder Representative, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns. The Holders are intended third-party beneficiaries under this Agreement, but will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to the performance of this Agreement by Parent, and no individual Holder or other group of Holders will be entitled to exercise such rights.

6.8  Governing Law. This Agreement and the CVRs will be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to any rule or principle that would result in application of the law of any other jurisdiction) and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.9  Specific Enforcement; Jurisdiction. Parent and Holder Representative acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent and Holder Representative shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Parent and Holder Representative further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Parent and Holder Representative acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without such right, none of the parties hereto would have entered into this Agreement.

6.10  Jurisdiction. In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the District of Delaware (and appellate courts thereof); (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 6.10; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 or Section 6.2 of this Agreement.

6.11  Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implication of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.11.

6.12  Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

6.13  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).

6.14  Termination. This Agreement will automatically terminate and be of no further force or effect and, except as provided in Sections 3.2 and 6.15, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor upon the earliest to occur of: (a) the expiration of the CVR Term, (b) the expiration of all payment obligations to Parent under the Partner Agreements then in existence and any Disposition Agreement provided that if at the time of expiration of all payment obligations to Parent under the Partner Agreements, no Disposition Agreement has been entered into, this Agreement shall not terminate pursuant to this Section 6.14(b) until the earliest to occur of (i) the expiration of all payment obligations of a counterparty to a Disposition Agreement entered into during the period described in the subsequent part (ii) of this Section 6.14(b); or (ii) the date that is six (6) months after the expiry of the Merck Disposition Period, unless a Disposition Agreement is entered into during such time, or (c) the delivery of a written notice of termination duly executed by Parent and the Holder Representative

(such date, the "Termination Date").

The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.3(a) to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement.

6.15  R&D Tax Claim. This Agreement shall not terminate pursuant to Section 6.14 while any R&D Tax Claim has been submitted by Bionomics and is still outstanding.

6.16  Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries (except as it relates to the obligations of Parent under Article 3) will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

6.17  Construction.

(a)  As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(b)  The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

(c)  Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

Signature Page Follows

In Witness Whereof, each of the parties has caused this Agreement to be executed as of the day and year first above written.

Scancell Holdings plc

By:
Name:
Title:

[●]

By:
Name:
Title:

Signature Page to Contingent Value Rights Agreement